Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spark Therapeutics, Inc.:

We consent to the use of our report dated September 23, 2014, except as to Note 3(h), which is as of January 16, 2015, with respect to the balance sheet of Spark Therapeutics, Inc. (formerly Spark Therapeutics, LLC) as of December 31, 2013, and the related statements of operations, members’ equity and cash flows for the period from March 13, 2013 (inception) through December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 30, 2015